Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284656

iDirect Multi-Strategy Fund, LLC

(the “Fund”)

Supplement dated September 30, 2025, to the

Prospectus, dated August 20, 2025

This supplement amends the prospectus of the Fund and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus.

The second paragraph in the section entitled “Prospectus Summary—Purchase of Shares” of the Fund’s prospectus is hereby deleted and replaced with the following:

The Fund accepts initial and additional purchases of Shares as of the first business day of each calendar month. The investor must submit a completed Investor Application form eleven business days before the applicable purchase date (although the Fund, in its sole discretion, may waive the eleven business days requirement from time to time). All purchases are subject to the receipt of immediately available funds eight business days prior to the applicable purchase date in the full amount of the purchase. An investor who misses one or both of these deadlines will have the effectiveness of its investment in the Fund delayed until the following month. Prior to the receipt and acceptance of the Investor Application, an investor’s funds will be held in escrow. If monthly closings are suspended, the Fund will return any uninvested funds held in escrow to investors.

The first paragraph in the section entitled “Purchases of Shares—Purchase Terms” of the Fund’s prospectus is hereby deleted and replaced with the following:

The Fund offers two classes of Shares. The Fund will accept initial and additional purchases of Class A Shares or Class I Shares as of the first business day of each calendar month. The investor must submit a completed Investor Application form eleven business days before the applicable purchase date (although the Fund, in its sole discretion, may waive the eleven business days requirement from time to time). All purchases are subject to the receipt of immediately available funds eight business days prior to the applicable purchase date in the full amount of the purchase (to enable the Fund to invest the proceeds in Portfolio Funds as of the applicable purchase date). An investor who misses one or both of these deadlines will have the effectiveness of its investment in the Fund delayed until the following month. Prior to the receipt and acceptance of the Investor Application, an investor’s funds will be held in escrow. If monthly closings are suspended, the Fund will return any uninvested funds held in escrow to investors.

Please retain this supplement for future reference.